Exhibit 99.2

ARXIS, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose. This Arxis, Inc. 2026 Employee Stock Purchase Plan (as may be amended from time to time, the “Plan”) is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares. The Plan has two components: (a) one component (the “423 Component”) is intended to qualify as an “employee stock purchase plan” under Section 423(b) of the Code, and the Plan will be interpreted in a manner that is consistent with that intent, and (b) the other component (the “Non-423 Component”), which is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, authorizes the grant of options pursuant to rules, procedures or sub-plans adopted by the Committee that are designed to achieve tax, securities laws or other objectives for Eligible Employees. Rights granted under the Non-423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Committee and designed to achieve tax, securities laws or other objectives for Eligible Employees, the Company and Participating Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided herein or as may be determined by the Committee, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Offerings intended to be made under the Non-423 Component will be designated as such by the Committee at or prior to the time of such Offering and unless designated as a Non-423 Component, any Offering will be deemed a 423 Component Offering. For purposes of this Plan, the Committee may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical; provided that the terms of participation are the same within each separate Offering under the 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the 423 Component and the Non-423 Component of the Plan.

Section 2. Definitions.

(a) “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” has the meaning set forth in the Arxis, Inc. 2026 Omnibus Incentive Plan, as it may be amended from time to time (the “Omnibus Incentive Plan”).

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(f) “Committee” means the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board. Notwithstanding the foregoing, the Board may itself take any action that may otherwise be taken by the Committee under the Plan.

(g) “Company” means Arxis Inc., a Delaware corporation, including any successor thereto.

(h) “Compensation” means, unless otherwise determined by the Committee, base salary, wages, annual bonuses and commissions paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary as reflected in the Company’s payroll records, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay and parental leave pay, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with equity-based awards. The Committee, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

(i) “Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.

(j) “Effective Date” means the date on which the registration statement covering the initial public offering of the Shares is declared effective by the Securities and Exchange Commission.

(k) “Eligible Employee” means (i) with respect to the 423 Component, an Employee who is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year and (ii) with respect to the Non-423 Component, any Employee as determined by the Committee. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan any Employees who are “highly compensated employees” of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees; provided that for purposes of determining whether an Employee is an Eligible Employee, the foregoing clauses (i) through (iii) will be applied in an identical manner to all Employees (or, if applicable, highly compensated employees) participating in the applicable Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e) and (f).

(l) “Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer and, with respect to the 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

(m) “Enrollment Form” means an agreement, which may be electronic, pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

(n) “ESPP Share Account” means an account into which Shares purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

(o) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(p) “Fair Market Value” means, as of any date, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which Shares are quoted or traded as reported in The Wall Street Journal or such other source as the Committee deems reliable, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and such determination shall be conclusive and binding on all persons.

(q) “Offering” means the grant of options to purchase Shares under the Plan to Eligible Employees under terms approved by the Administrator.

(r) “Offering Date” means the first Trading Day of an Offering Period (or such other date as designated by the Committee).

(s) “Offering Period” means the duration of an Offering established by the Administrator; provided that the duration of an Offering Period may not exceed twenty-seven (27) months; provided, further, that, unless otherwise determined by the Committee, each Offering Period will have a duration of six (6) months beginning and ending on such dates established by the Committee. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the 423 Component need not be identical; provided that the terms of the 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

(t) “Participant” means an Eligible Employee who is actively participating in the Plan.

(u) “Participating Subsidiaries” means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion. A Subsidiary that is a Participating Subsidiary under the 423 Component will not be a Participating Subsidiary under the Non-423 Component. The Committee may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders of the Company.

(v) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(w) “Purchase Date” means one or more dates during an Offering Period selected by the Committee on which the Participant’s option to purchase Shares for the will be exercised and on which purchases of Shares will be carried out in accordance with such Offering. Unless the Committee determines otherwise, the Purchase Date for an Offering Period shall be the last Trading Day of such Offering Period.

(x) “Purchase Price” means, unless determined otherwise by the Committee, a price that shall be eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date; provided that the Purchase Price per Share will in no event be less than the par value of the Shares. For purposes of the 423 Component, in no event will the Purchase Price be less than the lesser of (i) an amount equal to eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date or eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date.

(y) “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Securities Act shall include any successor provision thereto.

(z) “Share” means a share of the Company’s Class A common stock, par value $0.01 per share.

(aa) “Subsidiary” means (i) for purposes of the 423 Component, any corporation, domestic or foreign in an unbroken chain of corporations beginning with the Company of which at the time of granting an option, is not less than fifty percent (50%) of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary; provided that a limited liability company or partnership may be treated as a Subsidiary for purposes of the 423 Component to the extent either (x) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary; and (ii) for purposes of the Non-423 Component, any entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. In all cases, the determination of whether an entity is a Subsidiary for purposes of the 423 Component shall be made in accordance with Section 424(f) of the Code.

(bb) “Trading Day” means any day on which the national stock exchange upon which the Shares are listed is open for trading or, if the Shares are not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

Section 3. Administration.

(a) Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any beneficiaries thereof. All expenses of administering the Plan will be borne by the Company.

(b) Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company or one or more committees of the Board (which may consist of solely one member of the Board) some or all of its authority under the Plan (except that such delegation shall not apply to any Employee then covered by Section 16 of the Exchange Act).

(c) Authority of the Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration, and take any other actions necessary or desirable for the administration of the Plan, including without limitation adopting sub-plans or special rules applicable to Participants in particular Participating Subsidiaries or locations, which sub-plans or special rules may be designed to be outside the scope of Section 423 of the Code and under the Non-423 Component; (ii) correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan; (iii) notwithstanding anything in the Plan to the contrary and without limiting the generality of the foregoing, change the duration, frequency, start and end dates of any Offering Period pursuant to Section 5, the minimum and maximum amounts of Compensation for payroll deductions pursuant to Section 6(a), the frequency with which a Participant may elect to change his or her rate of payroll deductions pursuant to Section 6(b), the dates by which a Participant is required to submit an Enrollment Form pursuant to Section 6(b) and Section 10(a), the effective date of a Participant’s withdrawal due to termination or transfer of employment or change in status pursuant to Section 11, and the withholding procedures pursuant to Section 18(m). With respect to the Non-423 Component, the rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 14 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

Section 4. Eligibility.

(a) Eligibility Generally. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the last day of the enrollment period designated by the Committee for a particular Offering Period will be eligible to participate in such Offering Period. Unless otherwise determined by the Committee, in order to participate in an Offering, any individual who is an Eligible Employee must deliver a completed Enrollment Form to the Company at least 15 business days prior to the Offering Date and must elect his or her payroll deduction as described in Section 6. For clarity, unless otherwise determined by the Committee, an individual who first becomes an Eligible Employee less than 15 business days prior to the Offering Date will not be eligible to participate in such Offering Period.

(b) Limitations on Participation. Notwithstanding any provision of the Plan to the contrary, for purposes of the 423 Component, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit such Eligible Employee’s rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

Section 5. Offering Periods. The Plan shall be implemented by a series of Offering Periods, each of which shall, unless otherwise determined by the Committee, be six (6) months in duration, with new Offering Periods commencing at such times and on such dates as determined by the Committee. Prior to the commencement of each Offering Period, the Committee will specify the duration of such Offering Period, and the Purchase Price (or the method for determining the Purchase Price), in each case subject to the limitations of the Plan and applicable law. The Committee shall have the authority to change the duration, frequency, start dates and end dates of Offering Periods, and to establish different terms and conditions for different Offerings, to the extent permitted under Section 423 of the Code with respect to the 423 Component.

Section 6. Participation.

(a) Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in an Offering Period under the Plan by properly completing an Enrollment Form and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, subject to Section 4(b) hereof, the Eligible Employee authorizes payroll deductions from his or her paycheck in an amount equal to at least one percent (1%), but not more than fifteen percent (15%) of his or her Compensation on each pay day occurring during each Offering Period (or such other maximum percentage as the Committee may establish from time to time before the applicable Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the latest practicable payroll date on or before the applicable Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan. If payroll deductions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Committee in its discretion), the Committee may permit Participants to contribute to the Plan by such other means as determined by the Committee. Any reference to “payroll deductions” in this Section 6(a) (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 6(a).

(b) Election Changes. During an Offering Period, unless otherwise determined by the Committee, a Participant may decrease or increase his or her rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least 15 days before the next scheduled Purchase Date (or such other date determined by the Committee). A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least 15 days before the start of the next Offering Period (or such other date determined by the Committee).

(c) Automatic Re-enrollment. Unless otherwise determined by the Committee, the deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6(b), (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

(d) Non-U.S. Employees. In order to facilitate participation in the Plan, the Committee may provide for such special terms applicable to Participants who are citizens or residents of a non-U.S. jurisdiction, or who are employed by a Participating Subsidiary outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, if such Participants are participating in the 423 Component, such special terms may not be more favorable than the terms of rights granted under the 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the 423 Component or the Non-423 Component, as determined by the Committee). With respect to the Non-423 Component only, to the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. Without limiting the foregoing, the Committee is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, the handling of payroll deductions or other contributions by Participants, the payment of interest, the conversion of local currency, data privacy security, payroll tax, withholding procedures, and the establishment of bank or trust accounts to hold payroll deductions or contributions.

Section 7. Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase Shares on each Purchase Date. The number of Shares that may be purchased by a Participant on a particular Purchase Date will be determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price. In connection with each Offering, the Committee may specify (a) a maximum number of Shares that may be purchased by any Participant on any Purchase Date in such Offering, (b) a maximum aggregate number of Shares that may be purchased by all Participants in such Offering, and (c) if such Offering contains more than one Purchase Date, a maximum aggregate number of Shares that may be purchased by all Participants on any Purchase Date in such Offering; provided, however, that in no event shall any Participant purchase more than 5,000 Shares during an Offering Period (subject to adjustment in accordance with Section 17 and the limitations set forth in Section 13 of the Plan).

Section 8. Exercise of Option/Purchase of Shares. A Participant’s option to purchase Shares will be exercised automatically on each Purchase Date. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole Shares that can be purchased with the amounts in the Participant’s notional account. No fractional Shares may be purchased, but contributions unused on any given Purchase Date due to being less than the cost of a Share will be carried forward to the next purchase Date, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.

Section 9. Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her option. The Committee may permit or require that the Shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the Shares be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the Shares subject to any option granted hereunder until such Shares have been delivered pursuant to this Section 9.

Section 10. Withdrawal.

(a) Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least 15 days (or such other date determined by the Committee) before the next scheduled Purchase Date for the applicable Offering Period. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase Shares) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6(a) of the Plan.

(b) Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

Section 11. Termination of Employment; Change in Employment Status.

(a) Notwithstanding Section 10, upon termination of a Participant’s employment for any reason, including death, Disability (as defined in the Omnibus Incentive Plan) or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least 15 days (or such other date determined by the Committee) before the next scheduled Purchase Date for the applicable Offering Period, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase Shares) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts by will or the laws of descent and distribution, and the Participant’s option shall be automatically terminated. If the Participant’s termination of employment or change in status occurs within 15 days (or such other date determined by the Committee) before any Purchase Date, the accumulated payroll deductions shall be used to purchase Shares on the applicable Purchase Date.

(b) Unless otherwise determined by the Committee, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Participating Subsidiary will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s option will remain non-qualified under the Non-423 Component.

Section 12. Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

Section 13. Shares Reserved for Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 17, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 3,694,208 Shares (the “Initial Share Pool”). The Shares may be newly issued Shares, treasury Shares or Shares acquired on the open market. The total number of Shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date for a period of up to ten (10) years, in an amount equal to the lesser of (i) one percent (1%) of the aggregate number of all classes of the Company’s common stock outstanding (on a fully diluted basis) on the last date of the immediately preceding fiscal year and (ii) such number of Shares as determined by the Committee in its discretion; provided, however, that in no event shall more than 100,000,000 Shares be issued under the Plan (subject to any adjustment in accordance with Section 17). If any option terminates for any reason without having been exercised, the Shares not purchased under such option will again become available for issuance under the Plan.

(b) Over-Subscribed Offerings. The number of Shares which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase Shares which, if added together with the total number of Shares purchased by all other Participants in such Offering, would exceed the total number of Shares remaining available under the Plan or the maximum aggregate number of Shares that may be purchased in an Offering. If the Committee determines that, on a particular Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

Section 14. Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

Section 15. Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

Section 16. Statements. Participants will be provided with statements at least annually, which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

Section 17. Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (other than an ordinary dividend or distribution and whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the Company’s structure affecting the Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of Shares and class of Shares that may be delivered under the Plan, the Purchase Price per Share and the number of Shares covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

(b) Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

(c) Change in Control. In the event of a Change in Control, the Committee shall have full discretion and authority to: (i) cancel each outstanding option and refund all accumulated payroll deductions to the Participant as soon as reasonably practical on or following the date of the Change in Control; (ii) assume each outstanding option or substitute an equivalent option by the successor corporation or a parent or Subsidiary of such successor corporation; provided that, if the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end and the new Purchase Date will occur before the date of the Change in Control; provided, further, prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10; or (iii) terminate all outstanding Offering Periods in accordance with Section 18(h).

Section 18. General Provisions.

(a) Equal Rights and Privileges Under the 423 Component. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the 423 Component of the Plan shall have the same rights and privileges.

(b) No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

(c) Rights as Shareholder. A Participant will become a shareholder with respect to the Shares that are purchased pursuant to options granted under the Plan when the Shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to Shares for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

(d) Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

(e) Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

(f) Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the Shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the Shares may then be listed.

(g) Notice of Disqualifying Dispositions. Each Participant who participates in the 423 Component shall give the Company prompt written notice of any disposition or other transfer of Shares acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two (2) years after the Offering Date or within one (1) year after the Purchase Date.

(h) Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 18(i), shall have a term of ten (10) years.

(i) Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once Shares have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 17). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase Shares will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

(j) Code Section 409A. The 423 Component of the Plan is, and any option granted to a Participant who is subject to taxation in the United States under the Non-423 Component is intended to be, exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Committee would not violate Code Section 409A. Notwithstanding the foregoing, the Company and any Parent, Subsidiary or Affiliate will have no liability to a Participant or any other party if the option to purchase Shares under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that the option to purchase Shares under the Plan is compliant with Code Section 409A.

(k) Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

(l) Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

(m) Withholding. To the extent required by applicable federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

(n) Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

(o) Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.